Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ASCEND ACQUISITION CORP.,

(“Parent”)

ASCEND COMPANY LIMITED,

(“Amalgamation Sub”)

ePAK HOLDINGS LIMITED

(“EHL”)

AND

e.PAK RESOURCES (S) PTE. LTD.

(the “Company” or “EPR”)

DATED AS OF JULY 30, 2007

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of July 30, 2007 by and among Ascend Acquisition Corp., a Delaware corporation (“Parent”), Ascend Company Limited, a Bermuda limited company that is owned by Don K. Rice as nominee for Parent (“Amalgamation Sub”), ePak Holdings Limited (“EHL”), a limited liability company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and e.Pak Resources (S) Pte. Ltd., a Singapore limited company and wholly owned subsidiary of EHL (“Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable laws of the jurisdictions set forth on Schedule A hereto (the “Applicable Corporate Laws”), Parent, Amalgamation Sub, EHL and the Company intend to enter into a business combination, reincorporation and share transfer (collectively, the “Acquisition”) as set forth herein.

B. The boards of directors of each of Parent, Amalgamation Sub, the Company and EHL have determined that the Acquisition is fair to, and in the best interests of, their respective companies and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE ACQUISITION

1.1 The Acquisition. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws, the parties hereto shall consummate the Acquisition, by which (a) all of the outstanding capital shares of Amalgamation Sub shall be transferred by Mr. Rice, as nominee for Parent, to Parent, (b) Parent shall then be immediately amalgamated with Amalgamation Sub (the “Amalgamation”), the separate corporate existence of each of Parent and Amalgamation Sub shall cease and the resultant, continuing entity shall bear the name of Amalgamation Sub (“Continuing Corporation”), (c) all of the outstanding securities of Parent shall be exchanged for securities of Continuing Corporation in like number and tenor and (d) concurrently therewith, Amalgamation Sub shall acquire all of the issued share capital of the Company (the “Share Transfer”).

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall concurrently cause the Acquisition to be consummated by filing with each jurisdiction set forth on Schedule A the certificates, articles and other transaction documents necessary to consummate the Acquisition (including, but not limited to, any notices, stock transfer forms, statutory declarations and payment of any transfer, stamp or duty taxes in accordance with Section 1.8(c)) including, but not limited to, those described on Schedule A in accordance with the Applicable Corporate Laws (collectively, the “Transaction Certificates”). The time of the last such filing to be properly completed and become effective, or such later time as may be agreed in writing by the parties hereto and specified in the Transaction Certificates, shall be referred to herein as the “Effective Time.” Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”) shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Acquisition. At the Effective Time, the effect of the Acquisition shall be as provided in this Agreement and the Applicable Corporate Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of Parent and Amalgamation Sub shall vest in the Continuing Corporation, and all debts, liabilities and duties of Parent and Amalgamation Sub shall become the debts, liabilities and duties of the Continuing Corporation;

(b) All of the outstanding common stock (“Parent Common Stock”) and warrants of Parent (“Parent Warrants”) outstanding immediately prior to the Acquisition will be exchanged for common shares of Continuing Corporation (“Continuing Corporation Common Shares”) and warrants of Continuing Corporation having materially identical terms to the Parent Warrants (“Continuing Corporation Warrants”);

(c) All of the issued share capital of the Company shall be transferred to the Continuing Corporation in the Share Transfer and the Company shall become a wholly owned subsidiary of the Continuing Corporation; and

(d) In consideration for the transfer of all of the issued share capital of the Company to the Continuing Corporation, the Continuing Corporation shall issue Continuing Corporation Common Shares as provided in this Agreement.

1.4 Articles of Association; Memorandum of Association.

(a) At the Effective Time, the Memorandum of Association and Bylaws of Amalgamation Sub shall become the Memorandum of Association and Bylaws of the Continuing Corporation; and

(b) At the Effective Time, the Articles of Association and Memorandum of Association of the Company shall remain the Articles of Association and Memorandum of Association of the Company.

1.5 Effect on Parent Securities. Subject to the terms and conditions of this Agreement, the following shall occur:

(a) immediately prior to the Effective Time, all of Parent’s outstanding publicly traded units shall be separated into their Parent Common Stock and Parent Warrant components and the units shall cease to exist;

(b) at the Effective Time, all of the outstanding shares of Parent Common Stock shall be immediately and automatically converted into the right to receive Continuing Corporation Common Shares (having the same material terms as the Parent Common Stock) on a one-for-one basis; and

(c) at the Effective Time, all of the outstanding Parent Warrants shall be immediately and automatically converted into the right to receive Continuing Corporation Warrants (having the same material terms as the Parent Warrants) on a one-for-one basis.

1.6 Effect on Capital Stock of Amalgamation Sub. At the Effective Time, all the common shares of Amalgamation Sub (the “Amalgamation Sub Common Shares”) issued and outstanding immediately prior to the Effective Time shall be terminated.

1.7 Purchase of Company Securities. At the Effective Time, the following shall occur:

(a) Purchase of Company Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, EHL shall sell, transfer, assign, convey and deliver to Amalgamation Sub, and Amalgamation Sub shall purchase from EHL, all of the Company Securities (as defined in Section 2.3(a)), in exchange for the right of EHL to receive (i) the aggregate number of ordinary shares (the “Transaction Shares”) of Continuing Corporation Common Shares determined in accordance with Section 1.7(b), (ii) up to an aggregate of 442,625 additional Continuing Corporation Common Shares (“Market Price Shares”) if the market price of the Continuing Corporation Common Shares exceeds certain levels as provided in Section 1.14(a), (iii) the right to receive 442,625 additional Continuing Corporation Common Shares (“Redemption Shares”) upon redemption of the Continuing Corporation’s publicly traded warrants as provided in Section 1.14(c), and (iv) up to an aggregate of 265,575 additional

Continuing Corporation Common Shares (“EBITDA Shares”) if the combined companies following the Acquisition generate annual EBITDA for fiscal 2008, 2009 and/or 2010 in excess of certain levels as provided in Section 1.14(b). The Transaction Shares, Market Price Shares, Redemption Shares and EBITDA Shares shall be referred to herein collectively as the “Transaction Consideration.” The Transaction Consideration shall be issued by Continuing Corporation to EHL, subject to the terms and conditions set forth in this Agreement.

(b) Calculation and Adjustment of Transaction Shares.

(i) “Ascend Trust Value” shall mean the value of all amounts held in the Trust Fund as of immediately prior to the Closing, less the sum of all Parent Effective Time Liabilities (excluding the amounts to be paid to holders who convert their Parent Common Stock into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof); provided, that, for purposes of this Section 1.7(b), if such amount is within the range from and including $36,290,000 to and including $40,110,000, Ascend Trust Value shall be deemed equal to $38,200,000.

(ii) “Ascend Outstanding Shares” shall mean the number of shares of Parent Common Stock (including Parent Common Stock issuable upon the conversion or exercise of all outstanding options, warrants, rights (including conversion or preemptive rights) or other agreements for the purchase or acquisition from Parent or the Continuing Corporation (other than the Parent Warrants) and including the shares of Parent Common Stock to be converted into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof) outstanding as of immediately prior to the Closing.

(iii) “EBITDA” for purposes of this Section 1.7(b) shall consist of the Company’s consolidated operating earnings before interest expense and bank charges associated with borrowings, depreciation and amortization expense and taxes plus the sum of (A) the Company’s employee share options expense as required to be expensed off according to US GAAP or Singapore GAAP or Hong Kong GAAP, (B) amounts paid or accrued by the Company or EHL pursuant to Section 8 of that certain Shareholders Agreement dated January 18, 2005 among EHL and the “Investor Shareholders” and “Founder Shareholders” as defined therein, (C) all costs and expenses incurred by the Company and EHL related to the Acquisition and the preparation of this Agreement and all documents and agreements contemplated herein, including the fees and disbursements of counsel, financial advisors and accountants and fees and expenses resulting from the conversion of the Company’s financial statements to US GAAP and the audit thereof by Ernst & Young LLP, (D) fees and expenses resulting from the audit of the Company’s financial statements for fiscal 2007 by Ernst & Young LLP, and (E) losses associated with currency exchange translation, in each case incurred or accrued to the Company with respect to the period from July 1, 2006 through June 30, 2007 and $70,000 of expenses incurred by the Company in connection with activities related to GWA Capital Partners.

(iv) “EBITDA Factor” shall mean the sum of (A) that number derived from multiplying EBITDA by 5.72, plus (B) the aggregate exercise price of all EHL Options (as defined below).

(v) “EBITDA Factor Ratio” shall mean quotient obtained by dividing (A) EBITDA Factor by (B) the sum of Ascend Trust Value plus EBITDA Factor.

(vi) “Assumed Option Shares” shall mean the aggregate number of Continuing Corporation Common Shares underlying all of the Assumed Options (as defined below).

(vii) On the date three (3) days prior to the Effective Time, Parent shall deliver to the Company a written good faith calculation of Ascend Trust Value as of the Effective Time, together with all financial statements and other information necessary to support such calculation (the “Ascend Trust Value Calculation”).

(viii) As soon as practicable following June 30, 2007 (but in no event later than August 15, 2007), the Company shall deliver to Parent a written good faith calculation of Interim EBITDA for the twelve (12) month period ended at June 30, 2007, together with all financial statements and other information reasonably necessary to support such calculation.

(ix) The number of Transaction Shares to be issued at Closing shall be equal to:

(EBITDA Factor Ratio x Ascend Outstanding Shares / (1 – EBITDA Factor Ratio)) – Assumed Option Shares

(x) Notwithstanding anything the contrary contained in this Agreement, for purposes of this Section 1.7(b), if EBITDA is (a) within the range from and including $6,341,250 to and including $7,008,750, EBITDA shall be deemed equal to $6,675,000; (b) equal to or less than $5,673,750, EBITDA shall be deemed to be $5,673,750; and (c) equal to or greater than $8,010,000, EBITDA shall be deemed to be $8,010,000.

(xi) As soon as practicable following the Effective Time (but no later than forty-five (45) days thereafter), the Continuing Corporation shall deliver to the Representative a final computation (the “Parent Effective Time Liabilities Calculation”) of the Parent Effective Time Liabilities. If the Representative agrees with the Parent Effective Time Liabilities Calculation or does not object to such computation within fifteen (15) days after its receipt of such computation by delivering a Parent Effective Time Liabilities Objection Notice (as defined below) to the Continuing Corporation, the Parent Effective Time Liabilities Calculation shall be deemed to be final and conclusive and shall be binding on the Continuing Corporation, EHL, the Representative and each of the holders of the capital stock of the Continuing Corporation. If the Representative disagrees with the Parent Effective Time Liabilities Calculation, the Representative shall, within fifteen (15) days after receipt of the Parent Effective Time Liabilities Calculation, deliver a notice (a “Parent Liabilities Objection Notice”) to the Continuing Corporation setting forth the Representative’s proposed calculation of the amount of Parent Effective Time Liabilities. The Committee, on behalf of the Continuing Corporation, and the Representative will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the amount of Parent Effective Time Liabilities, but if they do not obtain a final resolution within the 90-day period following the Closing, or there is otherwise a dispute with respect to the number of Transaction Shares issued at Closing, including a dispute with respect to any values used in the computation thereof pursuant to this Agreement, that is not resolved by the end of such period, the Committee or the Representative shall instruct the PCOAB-registered accounting firm then serving as Continuing Corporation’s independent accounting firm to review all of the above calculations and relevant financial information available at the time of such review and deliver a statement of its determination of each calculation in dispute, including the number of Transaction Shares that would have been issued at Closing had such accounting firm’s calculations been utilized at Closing (the “Transaction Share True-up”). The Transaction Share True-up shall be binding on the parties and any difference between the number of Transaction Shares issuable under the Transaction Share True-up and the actual number of Transaction Shares issued at Closing (the “Actual Issuance”) shall be remedied as follows: If the Actual Issuance is greater than the Transaction Share True-up (“Overage”), the number of Escrow Shares equal to the Overage shall be returned to Continuing Corporation from the Escrow as soon as practicable. If the number of Escrow Shares available in Escrow is not sufficient to make up 100% of the Overage, EHL (or the relevant recipients of Transaction Shares severally and not jointly) shall return to Continuing Corporation on demand, for cancellation, that number of Transaction Shares received by him or it necessary to fully cover the Overage. If the Transaction Share True-up is greater than the Actual Issuance (“Shortage”), Continuing Corporation shall, as soon as practicable, issue to EHL (or to such other persons as EHL instructs Continuing Corporation in writing) that number of additional Continuing Corporation Common Shares equal to the Shortage.

(c) Cancellation of Treasury and Parent-Owned Stock. At the Effective Time, all of the Company Securities held by the Company or owned by Amalgamation Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or exchange in respect thereof.

(d) Adjustments to Exchange Ratios. The number of Continuing Corporation Common Shares to be issued under this Section 1.7 as a result of the Acquisition shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Continuing Corporation Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Continuing Corporation Common Shares or Company Securities occurring on or after the date hereof and prior to the date of issuance or payments thereof.

(e) Fractional Shares. No fraction of a Continuing Corporation Common Share will be issued by virtue of the Acquisition, and each recipient who would otherwise be entitled to a fraction of a Continuing Corporation Common Share (after aggregating all fractional Continuing Corporation Common Shares that otherwise would be received by such holder) shall receive, up on compliance with Section 1.8, receive, in lieu of such fractional share, one (1) Continuing Corporation Common Share.

(f) Treatment of EHL Options.

(i) All options to purchase shares of EHL Ordinary Shares issued and outstanding immediately prior to the Effective Time under the ePak Holdings Limited Directors’ and Employees’ Shares Incentive Plan (“EHL Options”) shall, at the Effective Time, be deemed without any action on the part of any holder of EHL Options to have been, and shall be, assumed by the Continuing Corporation and each EHL Option shall become an option to acquire shares of Continuing Corporation Common Shares, on the same terms and conditions as were applicable under the EHL Option immediately prior to the Effective Time (collectively, the “Assumed Options”), except (i) that such Assumed Option shall be exercisable for that number of whole Continuing Corporation Common Shares equal to the product (rounded down to the nearest whole number of Continuing Corporation Common Shares) obtained by multiplying the number of shares of EHL Ordinary Shares issuable upon the exercise of such EHL Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below), and (ii) that the per share exercise price for the Continuing Corporation Common Shares issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of the EHL Ordinary Shares for which the EHL Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. All Assumed Options that were deemed “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), shall continue to be deemed “incentive stock options.” The Continuing Corporation shall file a registration statement on Form S-8 on or as practicable after the 91st day after the Closing with respect to all shares of its common stock subject to the Assumed Options that may be registered on Form S-8 and shall use its commercially reasonable efforts to cause and maintain the effectiveness of such registration statement or any other registration statement under the Securities Act covering such shares for so long as such Assumed Options remain outstanding. EHL shall not grant any options under the ePak Holdings Limited Directors’ and Employees’ Shares Incentive Plan after the date hereof nor shall it change the terms of any currently outstanding EHL Options.

(ii) “EHL Outstanding Shares” shall mean the number of Ordinary Shares of EHL (including Ordinary Shares issuable upon the conversion or exercise of all outstanding EHL Options and A RCPS, B RCPS and C RCPS) outstanding as of immediately prior to the Closing.

(iii) The “Option Exchange Ratio” shall be equal to:

[(EBITDA Factor Ratio x Ascend Outstanding Shares / (1 – EBITDA Factor Ratio))] / EHL Outstanding Shares

1.8 Issuance of Certificates; Uncertificated Shares.

(a) Issuance Procedures. At the Closing, Continuing Corporation shall issue to EHL, and EHL shall receive, certificates representing the Transaction Shares issuable pursuant to this Agreement, less the Escrow Shares (as defined in Section 1.13(a)).

(b) Required Withholding. Continuing Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(c) Transfer Taxes. The Continuing Corporation shall pay any transfer, stamp or duty taxes (“Stamp Taxes”) resulting from the Share Transfer within fourteen (14) days after the Effective Date and any additional Stamp Taxes arising from any issuances of Transaction Consideration occurring after the Effective Date within fourteen (14) days after the date of each such issuance.

1.9 No Further Ownership Rights in Company Stock. All Continuing Corporation Common Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Securities and there shall be no further registration of transfers on the records of the Company of Company Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Company or Continuing Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event that any certificates or other documents evidencing Company Securities (the “Company Certificates”) shall have been lost, stolen or destroyed, Continuing Corporation shall issue, in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Continuing Corporation Common Shares that the Company Securities formerly represented by such Company Certificates were converted into; provided, however, that, as a condition precedent to the issuance of such certificates representing Continuing Corporation Common Shares, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Continuing Corporation against any claim that may be made against Parent, the Continuing Corporation or the Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed pursuant to a form of lost instrument agreement reasonably acceptable to the Continuing Corporation.

1.11 Tax Consequences. It is intended by the parties hereto that the Acquisition and the Share Transfer each shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties acknowledge and agree that the capital stock of the Company owned by EHL and transferred to Amalgamation Sub in the Share Transfer constitutes at least 90% of the fair market value of the net assets of EHL and at least 70% of the fair market value of the gross assets of EHL. Amalgamation Sub has no present plan or intention to sell or dispose of the capital stock of the Company or any of the Company’s assets. After the Closing, Amalgamation Sub will continue or cause to be continued the historic business of the Company. Within 12 months after the Closing Date, EHL will liquidate, and distribute the Continuing Corporation Common Shares received as the Transaction Consideration (including the right to receive the Market Price Shares, the Redemption Shares and EBITDA Shares) in pursuance of the plan or reorganization. The Continuing Corporation will comply with the record-keeping and information filing requirements of United States Treasury Regulations § 1.368-3.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further lawful action is reasonably necessary to effect the transactions required by this Agreement and to vest the Continuing Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Continuing Corporation and EHL will take all such lawful and reasonably necessary action.

1.13 Escrow.

(a) As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, Continuing Corporation shall deposit into escrow, to be held for the period beginning on the Closing Date and ending on the one year anniversary thereof (the “Escrow Period”) and for such further period as may be required pursuant to the Escrow Agreement referred to below, a number of Transaction Shares equal to 15% of the Transaction Shares plus the Assumed Option Shares (the “Escrow Shares”), all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Continuing Corporation, the Representative referred to in Section 1.17 and Continental Stock Transfer & Trust Company, as Escrow Agent, in the form annexed hereto as Exhibit A (the “Escrow Agreement”).

(b) The Escrow Shares and the Escrow also shall be utilized to effectuate any reduction in the Transaction Shares as a result of the Transaction Share True-up in Section 1.7(b).

1.14 Potential Additional Issuances.

(a) Contingent Share Issuance.

(i) In the event that the Last Reported Sales Price (as defined herein) of the Continuing Corporation Common Shares is equal to or exceeds one or more of the dollar amounts set forth in the table below under the caption “Share Price Trigger” on any twenty (20) Trading Days (as defined herein) during any thirty (30) consecutive Trading Day period (the “Share Price Measurement Period”) at any time during the period commencing on the Closing Date and ending on the 180th day thereafter (the “Share Price Trigger Period”), the Continuing Corporation will issue, and EHL (or its designees set forth in the Payment Schedule (as defined below)) will receive, the aggregate number of Market Price Shares for each and every corresponding Share Price Trigger met or exceeded as follows, for a total issuance of up to 442,625 Market Price Shares:

Share Price Trigger	Number of Market Price Shares
$6.00	88,525

$6.50	88,525

$7.00	88,525

$7.50	88,525

$8.00	88,525

(ii) The term “Last Reported Sales Price” on any date shall mean the closing sale price per share of the Continuing Corporation Common Shares (or if no closing sale price is reported, the average of the closing bid and asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Continuing Corporation Common Shares is traded or, if same is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq Global Market or Nasdaq Capital Market or OTC-BB, as applicable. If the Continuing Corporation Common Shares is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq Global Market or Nasdaq Capital Market or OTC-BB on the relevant date, the Last Reported Sales Price will be the last quoted bid price for a Continuing Corporation Common Share in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization.

(iii) The term “Trading Day” shall mean a day during which trading in securities generally occurs on the principal national securities exchange on which the Continuing Corporation Common Shares is then listed or, if not then listed on a national securities exchange, on the Nasdaq Global Market or, if not then quoted on the Nasdaq Global Market, on the principal other market or trading system on which the Continuing Corporation Common Shares is traded or quoted.

(iv) Any Market Price Shares shall be issued by Continuing Corporation to EHL (or its designees set forth in the Payment Schedule) within ten (10) business days after the conditions in Section 1.14(a) have been satisfied.

(v) Each Share Price Trigger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Continuing Corporation Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Continuing Corporation Common Shares occurring after the date hereof and prior to the termination of the Share Price Measurement Period.

(b) EBITDA Share Issuance.

(i) If the Continuing Corporation has combined consolidated EBITDA of $14,727,000 or more for the year ending December 31, 2008 as set forth in Continuing Corporation’s audited consolidated financial statements for the year ending December 31, 2008, EHL (or its designees set forth in the Payment Schedule) shall be entitled to receive an aggregate of 88,525 EBITDA Shares.

(ii) Additionally, if the Continuing Corporation has combined consolidated EBITDA of $24,268,000 or more for the year ending December 31, 2009 as set forth in Continuing Corporation’s audited consolidated financial statements for the year ending December 31, 2009, EHL (or its designees) shall be entitled to receive an aggregate of 88,525 additional EBITDA Shares.

(iii) Additionally, if the Continuing Corporation has combined consolidated EBITDA of $37,935,000 or more for the year ending December 31, 2010 as set forth in Continuing Corporation’s audited consolidated financial statements for the year ending December 31, 2010, EHL (or its designees) shall be entitled to receive an aggregate of 88,525 additional EBITDA Shares.

(iv) Any EBITDA Shares issuable under this Section 1.14(b) shall be delivered by the Continuing Corporation to each recipient within ten (10) business days after the date that the audit for the applicable fiscal year has been completed by Continuing Corporation’s independent auditing firm, which shall occur no later than ninety (90) days after the end of each applicable fiscal year unless otherwise agreed to in writing by the Representative.

(v) “EBITDA” for purposes of this Section 1.14(b) shall consist of the Company’s operating earnings before interest expense and bank charges associated with borrowings, depreciation and amortization expense and taxes plus the sum of (A) the Company’s employee share options expense as required to be expensed according to US GAAP, (B) amounts paid or accrued by the Company or the Continuing Corporation under the Bonus Plan (as defined herein), (C) costs and expenses incurred related to the

Acquisition and the preparation of this Agreement and all documents and agreements contemplated herein, including the fees and disbursements of counsel, financial advisors and accountants and fees and expenses resulting from the conversion of the Company’s financial statements to US GAAP and the audit thereof by Ernst & Young LLP, (D) losses associated with currency exchange translation, (E) fees and expenses resulting from the audit of the Company’s financial statements by independent auditors of the Continuing Corporation, (F) costs and expenses associated with compliance with SEC reporting and compliance obligations, including but not limited to the Sarbanes-Oxley Act of 2002 and (G) expenses associated with the issuance of EBITDA Shares and the Redemption Shares, amounts to be paid to holders who convert their Parent Common Stock into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof and the exercise of the Continuing Corporation Warrants, in each case incurred or accrued to the Company during the applicable period.

(c) Redemption Share Issuance. If Continuing Corporation triggers a redemption of the Continuing Corporation Warrants, then, upon completion of the redemption of all of Continuing Corporation Warrants (or, in the event that any of the Continuing Corporation Warrants are exercised in connection with such redemption, the Continuing Corporation’s receipt of all funds related to any such exercise of any Continuing Corporation Warrants during the redemption period), the Continuing Corporation will issue, and EHL (or its designees set forth in the Payment Schedule) shall receive, an aggregate of 442,625 Redemption Shares within 10 business days thereafter.

(d) Additional Issuances as Additional “Purchase Price.” Any issuances of Market Price Shares, EBITDA Shares or Redemption Shares shall be deemed to have been made in consideration for the Acquisition and shall be deemed additional “purchase price” paid in the Acquisition.

(e) Payment Schedule. At or following the Closing, EHL will distribute the Transaction Consideration to the holders of its equity securities in connection with, or prior to, a plan of liquidation and dissolution to be approved by its shareholders. Upon such distribution, EHL shall deliver to the Continuing Corporation a schedule setting forth the name, address and percentage interest of each such securityholder in any Transaction Consideration to be paid thereafter pursuant to this Section 1.14 (the “Payment Schedule”). Any payment of Transaction Consideration pursuant to this Section 1.14 or distribution of the Escrow Shares shall thereafter be distributed in accordance with the Payment Schedule.

1.15 Rule 145. Continuing Corporation Common Shares issued pursuant to this Agreement may be subject to certain resale restrictions to the extent required under Rule 145 promulgated under the Securities Act of 1933, as amended (“Securities Act”) and all certificates representing such shares shall bear an appropriate restrictive legend.

1.16 Recipient Issues. Prior to issuance of any Transaction Consideration by the Continuing Corporation (or distribution of same by EHL to its shareholders), EHL shall deliver to Continuing Corporation an executed certificate (“Recipient Certificate”) from EHL and any other recipient of Transaction Consideration in the form of Exhibit B hereto.

1.17 Committee and Representative for Purposes of Escrow Agreement.

(a) Committee. At or prior to the Closing, the current stockholders of Parent who are parties to the Voting Agreement (as defined in Section 6.2(k)) shall designate one or more of the designees to the Continuing Corporation’s board of directors as a committee to act on behalf of Continuing Corporation and to take all necessary actions and make all decisions with respect to Continuing Corporation’s rights and obligations under the Escrow Agreement. In the event of a vacancy in such committee, the Board of Directors of Continuing Corporation shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Continuing Corporation and who has not had any compensatory business relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representative. Hock Voon Loo shall be appointed under the Escrow Agreement to represent the interests of the recipients of Transaction Consideration for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Continuing Corporation who served as directors of the Company prior to the Acquisition shall appoint a successor. Such Person or successor is intended to be the “Representative” referred to in Section 1.13(a) and Article VII hereof and the Escrow Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Subject to, and except as set forth in, the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), each of the Company and EHL hereby represents and warrants to, and covenants with, Parent, Amalgamation Sub and Continuing Corporation, as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Company and its Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification.

(a) The Company is a limited company duly organized, validly existing and in good standing under the laws of Singapore. EHL is a limited company duly incorporated, validly existing and in good standing under the laws of Hong Kong. The Company has the requisite company power and authority to own, lease and operate its assets and properties and to carry on the Company’s business as it is now being conducted. The Company is in possession of all franchises, licenses, permits and similar authority (“Approvals”) necessary to own, lease and operate its properties and to carry on the Company’s business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation, Memorandum of Association and Bylaws or other comparable governing instruments with different names (collectively referred to herein as the “Company Charter Documents”) of each of the Company and EHL, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. Neither the Company nor EHL is in violation of any of the provisions of the Company Charter Documents applicable to it.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain minutes of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization and accurately reflect all actions by the directors and shareholders with respect to all transactions referred to in such minutes in all material respects. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d) The share transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the share capital and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered or made available to Parent or Parent’s counsel.

(e) EHL is a holding company and does not engage in any direct commercial operations of its own. Neither EHL nor any Subsidiary that is not wholly owned by the Company possesses any assets, properties or Approvals necessary for the Company to conduct its business as presently conducted.

2.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 (the “Subsidiaries”). The Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated, to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation or limited company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of formation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the articles of association, memorandum of association, articles or certificates of incorporation, bylaws, articles of formation and/or operating agreement or similar formation and governance documents (collectively, the “Subsidiary Charter Documents” and, collectively with the Company Charter Documents, the “ePak Charter Documents”) of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Subsidiary Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) The minute books of each Subsidiary contain minutes of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000 and accurately reflect all actions by such parties with respect to all transactions referred to in such minutes in all material respects. Copies of the Corporate Records of each Subsidiary have been heretofore been delivered or made available to Parent or Parent’s counsel.

2.3 Capitalization.

(a) The authorized share capital of the Company consists of 24,000,000 ordinary shares (“Company Common Stock”) and 10,000,000 Series B redeemable convertible preference shares of preferred stock (“Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Securities”), of which 15,166,667shares of Company Common Stock and no shares of Company Preferred Stock, respectively, are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. All of the outstanding Company Common Stock and Company Preferred Stock is owned by EHL, free from all liens, charges and encumbrances other than restrictions on transfer under this under applicable securities laws.

(b) As of the date of this Agreement, no Company Securities are reserved for issuance upon the exercise of outstanding options, warrants or other rights.

(c) All outstanding Company Securities have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19), except where the failure to so comply would not have a Material Adverse Effect on the Company.

(d) Except as set forth in Schedule 2.3(d), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company and/or EHL to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e) There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(f) No outstanding Company Securities are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(g) The authorized and outstanding capital stock of each Subsidiary are set forth in Schedule 2.3(g) hereto. The Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement. Each of the Company and EHL has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and EHL of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and EHL (including the approval by its Board of Directors and, in the case of EHL, its shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or EHL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable

Corporate Law. This Agreement has been duly and validly executed and delivered by the Company and EHL and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and EHL, enforceable against each of them in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, winding-up, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and EHL do not, and the performance of this Agreement by the Company and EHL shall not, (i) conflict with or violate any of the Company Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of the Company and EHL does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any local, state, federal or foreign government or related agency or body (“Governmental Entity”) or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”) or the securities laws of any state or foreign jurisdiction (the “Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the Transaction Certificates, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Continuing Corporation, or prevent the consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. Each of the Company and EHL is in compliance with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company or EHL (and neither the Company nor EHL has any knowledge of any such notice delivered to any other Person). Neither the Company nor EHL is in violation of any term of any Material Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has provided to Parent the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006, 2005 and 2004 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with the Singapore Financial Reporting Standard (“Singapore GAAP”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated. The Company also has provided to Parent the Audited Financial Statements (the “US GAAP Converted Financials”) as same has been converted to comply with generally accepted accounting principles of the United States (“US GAAP”) for the years ended 31 December 2006, 2005 and 2004. Upon the review and certification of the US GAAP Converted Financials (“US GAAP Audited Financials”), the US GAAP Audited Financials shall not indicate any material adverse changes to the financial results or condition of the Company on a consolidated basis as compared to the Audited Financial Statements or any other Material Adverse Effect on the Company and shall not render any other representation made by the Company or EHL in this Agreement materially untrue or inaccurate.

(b) The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the three month periods ended March 31, 2007 and March 31, 2006 (the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated and consistent with the US GAAP Converted Financials, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet in which they are reflected and (iv) are not the subject of any legal actions or proceedings brought by or on behalf of the Company.

2.8 No Undisclosed Liabilities. Except as set forth in the Unaudited Financial Statements or Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except such liabilities arising in the ordinary course of the Company’s business since January 1, 2007, none of which would have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements and except as contemplated herein, since March 31, 2007, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any material increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any material bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any material increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement, in each case the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than (A) licenses in the ordinary course of business, (B) shrink-wrap, click-wrap or similar widely-available commercial end-user licenses, (C) implied licenses which may be contained in non-disclosure agreements entered into in the ordinary course of business and (D) licenses granted to the Company pursuant to employee proprietary information agreements (or similar agreements with current or former employees or consultants), or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices other than in connection with the conversion of the Audited Financial Statements to US GAAP and the audit thereof, (vii) any change in the auditors of the Company,

(viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets other than in the ordinary course of business, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any redemption or purchase or agreement to redeem or purchase any of the Company’s share capital; (x) any surrender relating to group relief or any surrender of a tax refund, (xi) refusal of any insurance claim or settlement thereof below the current amount claimed; or (xii) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.

(a) Schedule 2.10(a) sets forth all claims, suits, actions or proceedings pending, or to the knowledge of the Company and EHL, threatened against the Company or EHL before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as disclosed in Schedule 2.10(b) hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company and EHL, threatened against the Company or EHL before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company and EHL, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company and EHL, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Except as otherwise contemplated herein, the Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11 hereto and as otherwise contemplated herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits payable under any Plan.

2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the knowledge of the Company and EHL, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which contains provisions prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way for the benefit of the Company) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable title to the real property owned by it, and except as set forth in the Unaudited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable or being contested in appropriate proceedings in good faith, liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, liens in respect of pledges or deposits under workers’ compensation laws or similar legislation and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired on or after December 31, 2006 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14 hereto, liens for taxes not yet due and payable or being contested by the appropriate parties in good faith, liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, liens in respect of pledges or deposits under workers’ compensation laws or similar legislation and such minor liens or other imperfections of title, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are, to the knowledge of the Company, valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company and EHL, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights required for the conduct of its business as currently conducted in the ordinary course, except where the lack of such possession or rights would not reasonably be expected to have a Material Adverse Effect on the Company.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the knowledge of the Company and EHL, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved in accordance with Singapore GAAP on the Company’s balance sheets included in the Audited Financial Statements or in accordance with US GAAP on the Unaudited Financial Statements, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(vii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent either the Acquisition or Share Transfer from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) The Company has no liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local for foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(ix) Neither the Company nor EHL is (i) a “controlled foreign corporation” (a “CFC”) within the meaning of Section 957 of the Code or (ii) a “passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to the knowledge of the Company: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the knowledge of the Company and EHL, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not caused any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution or contamination.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated as hazardous, toxic or dangerous pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been made available by the Company to Parent.

2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.5 and 1.7, and as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either the Company or Parent are payable to any third party by the Company as a result of this Acquisition.

2.18 Intellectual Property. Schedule 2.18 hereto contains a description of all material Intellectual Property owned by the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) copyrights, copyrights registrations and applications therefor (“Copyrights”); (iv) software and software programs; (v) domain names and the uniform resource locators associated therewith; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any proprietary rights that are similar or equivalent to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(a) Except as disclosed in Schedule 2.18 hereto, (i) no Company Intellectual Property or Company Product is subject to any material proceeding before any Governmental Entity or outstanding decree, order, or judgment or any Governmental Entity restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity or enforceability of such Company Intellectual Property, (ii) nor is the Company a party to any written agreement that contains any stipulation or other provision that expressly restricts in any material manner the use, transfer or licensing of any Company Intellectual Property that is contained in Company Products, which in any of the foregoing such cases would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company owns or has enforceable rights to use all Company Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto and except for Company Intellectual Property that is exclusively licensed to the Company, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights among the Company Intellectual Property (except for Trademarks and Copyrights that are exclusively licensed to Company) that are used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company. To the Company’s knowledge, no proceeding before any Governmental Entity involving any Intellectual Property licensed to the Company is pending that, if adversely determined, would adversely affect the use or exploitation of such Intellectual Property by the Company.

(c) The use of any Company Intellectual Property in the operation of the business of the Company as such business currently is conducted, (i) with respect to Patents, to the Company’s knowledge, has not and does not infringe the Patents of any third party, and (ii) with respect to all other Intellectual Property, has not and does not infringe or misappropriate the Intellectual Property of any third party. The operation of the business of the Company as such business currently is conducted does not constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company currently conducts business. The Company has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 2.19(a), the Company is not a party to any Material Company Contracts (as hereinafter defined). For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound or subject (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) providing that the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, in each case other than purchase orders issued by or to the Company in the ordinary course of business, and (y) without limitation of subclause (x), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative equity securities of the Company (each such person, an “Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider on the behalf of the Company of any obligation of a third party for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management, other than employee proprietary information agreements (or similar agreements with current or former employees or consultants);

(v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company other than purchase orders for the Company’s products or services entered into in the ordinary course of business;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, material assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating or other capital equipment made in the ordinary course of business where the annual lease payments for any such lease are less than $25,000);

(x) any agreement relating to Company Intellectual Property;

(xi) any distribution, manufacturing or supply agreement that is material to the business or operations of the Company other than purchase orders entered into in the ordinary course of business consistent with past practice;

(xii) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(xiii) any Company Contract to which any Insider of the Company is a party, other than employee proprietary information agreements (or similar agreements with current or former employees or consultants).

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of the Company and EHL, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the knowledge of the Company and EHL, any other party thereto is in breach of or in default under, and, to the knowledge of the Company and EHL, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are customary in amount and scope for companies similarly situated to the Company.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted), and true, complete and correct copies of which have heretofore been delivered or made available to Parent, except where the lack of such Governmental Actions/Filings would not reasonably be expected to have a Material Adverse Effect on the Company. Each such Governmental Action/Filing is in full force and effect, and the Company is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family or any affiliate thereof is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the knowledge of the Company and EHL, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company and EHL, no Insider of the Company or EHL is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s role with the Company).

2.23 Board Approval. The board of directors of each of the Company and EHL (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24 Shareholder Approval. Prior to the date of execution of this Agreement, the board of directors and shareholders of EHL have approved the adoption of this Agreement and the Acquisition as required by its articles and memorandum of association and any other applicable corporate governance documents and all Applicable Corporate Law.

2.25 Suppliers; Customers. Schedule 2.25(a) sets forth the five largest suppliers to the Company (in terms of dollar volume) and indicates amounts paid by the Company to each such suppliers in the year ended December 31, 2006 and the three months ended March 31, 2007. Schedule 2.25(b) sets forth the five largest customers of the Company (in terms of dollar volume) and indicates amounts paid to the Company by each such customer in the year ended December 31, 2006 and the three months ended March 31, 2007.

2.26 Filing of Charges. All charges by or in favor of the Company have (if appropriate) been registered in accordance with the provisions of Section 131 of the Companies Act (Singapore), or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction. The registered particulars of charges over assets of the Company are complete and accurate in all respects.

2.27 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in light of the circumstance under which they were made.

2.28 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND

AMALGAMATION SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), each of Parent and Amalgamation Sub represents and warrants to, and covenants with, the Company, as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been heretofore delivered or made available to the Company (collectively, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c) Parent and its subsidiaries do not engage in any direct commercial operations.

3.2 Subsidiaries.

(a) Except for Amalgamation Sub, all of the outstanding capital shares of which are owned by Mr. Rice as nominee for Parent (and all of which shares shall be transferred by Mr. Rice to Parent immediately prior to Closing), Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Amalgamation Sub is a limited company duly organized, validly existing and in good standing under the laws of the Bermuda and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Amalgamation Sub is not in violation of any of the provisions of its articles of association or memorandum of association (collectively, the “Amalgamation Sub Charter Documents” and, collectively with the Parent Charter Documents, the “Ascend Charter Documents”).

(c) Amalgamation Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except such obligations and liabilities as are imposed under or incurred in connection with the consummation of this Agreement and the transactions contemplated hereby.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 8,556,667 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock, there are no other outstanding securities of Parent; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19), except where the failure to so comply would not have a Material Adverse Effect on Parent. Parent has heretofore delivered or made available to the Company true, complete and accurate copies of the form of Parent Warrants, including any and all documents and agreements relating thereto.

(c) The Continuing Corporation Common Shares to be issued in connection with the Acquisition, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Continuing Corporation Common Shares will be fully paid and nonassessable and free from all claims, liens, charges, encumbrances and equities.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

(e) Except as provided for in this Agreement or as set forth in Section 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Parent are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as set forth herein, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Parent or the Amalgamation Sub is a party or by which the Parent or Amalgamation Sub is bound obligating the Parent or the Amalgamation Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Parent or Amalgamation Sub or obligating the Parent or Amalgamation Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

3.4 Authority Relative to this Agreement. Each of Parent and Amalgamation Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Amalgamation Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Amalgamation Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Amalgamation Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Amalgamation Sub

(including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Acquisition and Reincorporation Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Amalgamation Sub, enforceable against Parent and Amalgamation Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of this Agreement by Parent and Amalgamation Sub shall not: (i) conflict with or violate any of the Ascend Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Amalgamation Sub’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Amalgamation Sub is qualified to do business, (ii) the Transaction Certificates and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent is in compliance with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent. The Parent is not in violation of any term of any Parent Contract, except for failures to comply which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Parent.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company a correct and complete copy of each report and registration statement (the “Parent SEC Reports”) filed by Parent with the Securities and Exchange Commission (“SEC”) and any state securities regulation agencies, which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since January 1, 2007 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated herein, since January 1, 2007, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any material increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP, (vii) any change in the auditors of Parent, (viii) any issuance of capital stock of Parent, (ix) any revaluation by Parent of any of its assets, other than in the ordinary course of business, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

3.11 Employee Benefit Plans. Except as may be contemplated by the Continuing Corporation Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent with respect to which Parent has liability, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, neither Parent nor Amalgamation Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or merger Sub or to which either is a party which contains provisions prohibiting or materially impairing any business practice of Parent or Amalgamation Sub, any acquisition of property by Parent or Amalgamation Sub or the conduct of business by Parent or Amalgamation Sub as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Parent or Amalgamation Sub.

3.14 Title to Property. Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved in accordance with US GAAP on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Acquisition or Share Transfer from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Parent has no liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local for foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(i) Following the Closing, neither the Continuing Corporation nor any of its director or indirect subsidiaries is or will be (i) a CFC, (ii) PFIC or (iii) subject to the provisions of Section 7874 of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to the knowledge of Parent: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except pursuant to Section1.5 and 1.7 and as disclosed in Schedule 3.17, no shares of common stock, options, warrants or other securities of either the Company, Parent or the Continuing Corporation are payable to any third party by the Parent or the Continuing Corporation as a result of this Acquisition.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name “Ascend”.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $100,000, or (b) may not be cancelled by Parent on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of Parent or Amalgamation Sub.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness. Parent has no indebtedness for borrowed money, except as set forth on Schedule 3.22.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). The Parent is in compliance with the requirements of the OTC BB for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or the NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB. The transactions contemplated by this Agreement will not contravene the rules and regulations of the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Acquisition and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets (including the Trust Fund).

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $39,354,720 invested in United States Government securities in a trust account administered by Continental (the “Trust Fund”), less such amounts required to be paid or reserved, including those amounts described in this Agreement.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2008, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the end of the Escrow Period.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, EHL, Parent and Amalgamation Sub shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations of such party when due, and, unless inconsistent with prudent business practices or as would not reasonably be expected to have a Material Adverse Effect on such party, use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or by Law, without the prior written consent of Parent and EHL, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, EHL, Parent and Amalgamation Sub shall not do any of the following or cause any of the following to occur:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, other than repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than in connection with the exercise or conversion of any convertible or exchangeable securities outstanding as of the date hereof;

(g) Amend its Charter Documents, except that the Company shall be entitled to amend such Charter Documents solely to remove or waive any liquidation preference that would be triggered by the consummation of the Acquisition and the Share Transfer;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except for borrowing under the Company’s existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee other than pursuant to obligations existing as of the date hereof, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices other than pursuant to obligations existing as of the date hereof;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred in the ordinary course of business since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable, which failure would reasonably likely be expected to have a Material Adverse Effect on the Company or Parent, as applicable, except that EHL and the Company may provide for the payment of all reasonable fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby incurred by EHL and the Company to be paid by either of EHL or the Company upon or prior to the consummation of the Acquisition;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by US GAAP or Singapore GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Engage in any action that would reasonably be expected to cause the Acquisition or Share Transfer to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Make capital expenditures in excess of $300,000, except in accordance with prudent business and operational practices consistent with prior practice;

(u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement and Proxy Statement and Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request Parent and Amalgamation Sub shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 and F-4 as applicable with respect to the Continuing Corporation Common Shares and Continuing Corporation Warrants to be issued in the exchange (“Public Company Securities Exchange”).

(b) The Form S-4 shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of, among other things, (i) the adoption of this Agreement and the approval of the Acquisition and the reincorporation of Parent via the Amalgamation with Amalgamation Sub (“Acquisition and Reincorporation Proposal”)

and (ii) the adoption of the 2007 Incentive Compensation Plan, substantially in the form attached hereto as Exhibit C (the “Continuing Corporation Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Continuing Corporation Plan shall provide that an aggregate number of Continuing Corporation Common Shares equal to (i) 15% of the total number of outstanding Continuing Corporation Common Shares immediately after the consummation of the Acquisition plus (ii) the number of shares issuable upon the exercise of the EHL Options to be assumed pursuant to Section 1.7(f) shall be reserved for issuance pursuant to the Continuing Corporation Plan. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the registration statement, prospectus and proxy statement contemplated hereby (collectively, the “Registration Statement”). The Company and its counsel shall be given a commercially reasonable opportunity to review and comment on the Registration Statement and amendments thereto prior to their being filed with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

(c) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the related prospectuses and proxy statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, use reasonable best efforts to solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Acquisition and the other matters presented for approval or adoption at the Special Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act, Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the prospectuses and proxy statements included therein, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the prospectuses and proxy statement does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company, EHL or the recipients of Transaction Consideration or any other information, in each case furnished by the Company, EHL or any such recipient in writing explicitly for inclusion in the Registration Statement). The Company and EHL shall use commercially reasonable efforts to ensure that the information relating to the Company and EHL supplied by them in writing explicitly for inclusion in the Registration Statement will not as of the date on which the Registration Statement is declared effective (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) Parent, acting through its board of directors, shall include in the prospectuses and proxy statement comprising the Registration Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of the Acquisition and Reincorporation Proposal and the other proposals contemplated hereby and shall otherwise use reasonable best efforts to obtain such stockholder approval.

(f) EHL and the Company also shall cooperate with Parent and provide all information reasonably requested by Parent in connection with any application or other filing made secure listing of Continuing Corporation’s securities on the Nasdaq Stock Market prior to the Closing.

(g) In the event that an opinion of counsel regarding the tax consequences of the Acquisition (the “Tax Opinion”) is necessary or desirable in connection with the Registration Statement, the parties to this Agreement shall cooperate with tax counsel as reasonably requested in preparing such opinion, including providing properly executed representation letters with respect to the treatment of each of the Acquisition and Share Transfer as a “reorganization” within the meaning of Section 368(a) of the Code.

5.2 Directors and Officers of Parent and the Company after Acquisition. The Parties shall take all necessary actions so that the persons listed in Schedule 5.2 are elected as directors of Continuing Corporation and to the offices of Continuing Corporation and the Company as listed on Schedule 5.2, effective immediately after the Closing. EHL and those stockholders of Parent stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit D hereto concurrently with the execution of this Agreement.

5.3 Public Disclosure. From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent and EHL, except as required by any legal requirement applicable to the Parent or EHL, as applicable, or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system on which the capital stock of Parent is then listed. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and timely file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Acquisition Form 8-K”), which the Company shall be given reasonable opportunity to review and comment upon prior to filing and for which the Company shall supply descriptions of its business and risks related to its business and required or appropriate financial information. Promptly after the execution of this Agreement, Parent, the Company and EHL shall also jointly issue a press release announcing the execution of this Agreement (“Acquisition Press Release”).

(b) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and such other information that may be required to be disclosed with respect to the Acquisition in a Current Report on Form 8-K with respect to the Acquisition (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent, the Company and EHL shall jointly prepare the press release announcing the consummation of the transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall timely file the Closing Form 8-K with the SEC and distribute the Closing Press Release.

(c) From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company, EHL and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Acquisition and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Acquisition or any of the other transactions contemplated hereby; provided that the foregoing shall not require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of May 11, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, EHL and Parent shall act reasonably and as promptly as practicable.

5.5 Required Information. In connection with the preparation of the Acquisition Form 8-K and Acquisition Press Release, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or EHL to any third party and/or any Governmental Entity in connection with the Acquisition or the other transactions contemplated hereby, and subject to any applicable contractual confidentiality obligations (which the Company, EHL or the Parent, as applicable, shall use its commercially reasonable efforts to cause to be waived), the Company, EHL and Parent each shall, upon request by any other party to this Agreement, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Continuing Corporation and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably requested in connection with the Acquisition.

5.6 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed among the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party to this Agreement or their respective agents prior to receipt from another party hereto; (ii) information which is or becomes generally known other than as a result of a breach of any confidentiality agreement previously executed by the parties hereto; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law applicable to the recipient of such information. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Acquisition contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Acquisition contemplated hereby. The confidentiality obligations hereunder shall survive for a period of three (3) years after the earlier to occur of the Closing or the termination of this Agreement.

(b) Access to Information.

(i) Subject to any applicable contractual confidentiality obligations (which the Company or EHL, as applicable, shall use its commercially reasonable efforts to cause to be waived), each of the Company and EHL will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and EHL during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided that neither the Parent nor its representatives may contact any personnel of the Company or EHL without the prior consent of the Company’s Chief Executive Officer or Chief Financial Officer, which consent shall not be unreasonably withheld. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

(ii) Subject to any applicable contractual confidentiality obligations (which Parent shall use its commercially reasonable efforts to cause to be waived), Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request; provided that neither the Company or EHL nor its respective representatives may contact any personnel of Parent without the prior consent of Parent’s Chief Executive Officer, which consent shall not be unreasonably withheld. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

(iii) Each of the Company and EHL will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.19 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.7 Activities of EHL Post-Closing. Concurrently with the consummation of the Acquisition or within ten (10) business days thereafter, EHL shall change its name to a new name not utilizing the term “ePak” or any derivative thereof or any term otherwise relating to the business of the Company or its products or services. Following consummation of the Acquisition, EHL shall not engage, directly or indirectly, in any business that is competitive with or similar to the businesses in which the Company is engaged at the time of Closing or which, at the time of the Closing, the Company has proposed to engage.

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in

Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) in connection with the Acquisition, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Acquisition and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Treatment as a Reorganization. None of Parent, Amalgamation Sub, Continuing Corporation, the Company or EHL shall take any action prior to or following the Acquisition that would reasonably be expected to cause (i) the Acquisition or Share Transfer to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) a gain recognition agreement within the meaning of Treas. Reg. Sec. 1.367(a)-8 to be required to be filed by any of the shareholders of EHL, including as a result of any contribution or drop-down of the share capital of the Company to a subsidiary of Amalgamation Sub.

5.10 No Continuing Corporation Common Shares Transactions. Each recipient of Transaction Consideration and each of the Initial Stockholders (as such term is defined in that certain Stock Escrow Agreement, dated May 11, 2006, by and among Parent, Don K. Rice, Russell C. Ball III, Stephen L. Brown, Arthur Spector and Continental Stock Transfer & Trust Company) shall agree that it shall not, prior to six month anniversary of Closing, sell, transfer or otherwise dispose of an interest in any of the Continuing Corporation Common Shares it receives as a result of the Acquisition or otherwise holds or acquires other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit E.

5.11 Certain Claims. As additional consideration and a condition for the issuance of Continuing Corporation Common Shares pursuant to this Agreement, at Closing, EHL shall deliver to Parent a written release from EHL in a form reasonably acceptable to Parent and the Company, by which EHL, on behalf of itself and its directors, officers and employees (“Subject Persons”) shall release and forever discharge, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from each Subject Person’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent or the Continuing Corporation set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.

5.12 No Securities Transactions. Neither the Company or EHL nor any of their respective officers, directors, employees, agents and representatives, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company and EHL shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with, and notify its shareholders of, the foregoing requirement.

5.13 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and EHL acknowledge that they have read Parent’s final prospectus dated May 11, 2006 and understand that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after it consummates a business combination. The Company and EHL further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by May 11, 2008, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and EHL, for themselves and their subsidiaries, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent, the Company and EHL. Notwithstanding the foregoing, nothing herein shall prohibit EHL, the Company, their respective shareholders or the Representative from seeking the release of the Trust Fund to the Continuing Corporation at or following the Closing in accordance with the terms of the applicable documents governing the Trust Fund and Section 5.24.

5.14 Disclosure of Certain Matters. Each of Parent, the Company and EHL will provide the others with prompt written notice of any event, development or condition of which such party becomes aware that (a) would cause any of such party’s representations and warranties to become materially untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) gives such party any reason to believe that it is more likely than not that any of the conditions set forth in Article VI will not be satisfied, or (c) would require any amendment or supplement to the Registration Statement pursuant to applicable SEC rules and regulations.

5.15 Nasdaq Listing. Parent and the Company shall use their reasonable best efforts to obtain the listing for trading on the Nasdaq Global Market or Nasdaq Capital Market of the Continuing Corporation Common Shares and Continuing Corporation Warrants.

5.16 [Reserved.]

5.17 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent and the Company as provided in the Charter Documents of Parent or the Company, as applicable, or in any indemnification agreements shall survive the Acquisition and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Continuing Corporation shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by Parent and the Company, respectively, (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Continuing Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Continuing Corporation assume the obligations set forth in this Section 5.17.

(d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or the Company for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.17(a).

5.18 Repayment of Obligations. Any and all indebtedness or other obligations owed to the Company by EHL or any officer, director, shareholder, consultant, employee or affiliate of EHL or the Company shall be repaid on or before the Closing, including the indebtedness and other obligations described in Schedule 2.22.

5.19 Certain Financial Information.

(a) Within thirty (30) days after the end of each month ending between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations and statement of cash flows that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the US GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(b) As soon as practicable (but no later than November 15, 2007), the Company shall deliver to Parent the US GAAP Audited Financials for the years ended December 31, 2006, 2005 and 2004.

5.20 [Reserved].

5.21 “HSR Act.” If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the EHL.

5.22 Company Contract Consents. As soon as practicable after the date hereof and prior to the Closing Date, the Company and EHL shall use commercially reasonable efforts to negotiate with each party to each of the Material Company Contracts, if any, that would require consent to the Acquisition to remain in full force after the Acquisition and take commercially reasonable action to obtain such consent, in each case without change to the term or provisions of such Material Company Contract and without the payment of any consideration (the “Company Contract Consents”). Each Company Contract Consent shall be effective as of the Closing Date.

5.23 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

5.24 Trust Fund Disbursement. The Trust Fund shall be dispersed to the Continuing Corporation immediately upon the Closing with not less than $39,354,720 being made available to Continuing Corporation and the Company for working capital; provided, however, that from such amount (a) all liabilities of Parent and Amalgamation Sub due and owing or incurred at or prior to the Effective Time, shall be paid as and when due (including any loans by insiders of Parent to Parent, which shall be paid at Closing), (b) all amounts payable to stockholders of Parent that elect to convert their shares of Parent Common Stock into cash, which shall be paid as soon as practicable following Closing, (c) all Parent and Amalgamation Sub tax liabilities, which shall be paid as and when due, (d) all professional fees related to these transactions, which shall be paid at Closing, as well as other fees and expenses incurred by Parent and Amalgamation Sub in connection with the Agreement and the transactions contemplated hereby and (e) all finders fees and investment banking fees (including those payable to EarlyBird), which shall be paid at Closing (collectively, the “Parent Effective Time Liabilities”).

5.25 Applicable Foreign Filings. At or prior to closing, EHL and the Company shall cause to be fulfilled those obligations and cause to be filed those documents described on Schedule A to this Agreement.

5.26 Employment Agreements. At or prior to closing, Continuing Corporation and each of each of Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Don Rice shall enter into employment agreements in the form of Exhibit F hereto and Continuing Corporation and Richard Brook shall enter into an employment agreement in the form of Exhibit G hereto, each having such additional terms as described in the Acquisition Form 8-K (the “Employment Agreements”).

5.27 Management Bonus Pool. As soon as practicable after Closing, the Continuing Corporation shall adopt a management bonus pool having an initial term of three years and providing for the annual distribution of aggregate cash bonuses equal to 10% of the Company’s net profits for each year ending December 31 (pro rated for any partial years) as reported on the Company’s audited financial statements for each such year (the “Bonus Plan”) to Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook and those members of the Company’s management that, upon recommendation from Steve Dezso, are determined as eligible to participate thereunder by the Continuing Corporation’s board of directors or the compensation committee thereof. For the purposes of determining the aggregate amount of funds to be allocated for distribution under the Bonus Plan, the calculation of “net profits” shall not include expenses associated with the issuance of EBITDA Shares and the Redemption Shares, amounts to be paid to holders who convert their Parent Common Stock into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof and the exercise of the Continuing Corporation Warrants, in each case incurred or accrued to the Company during the applicable period.

5.28 Pre-Closing Amendment to Amalgamation Sub Charter. Immediately prior to the Closing, Amalgamation Sub shall cause to be filed and become effective an amendment to its Articles and Memorandum of Association changing its name to “ePak International Limited” and an increasing the number of its authorized ordinary shares to 70,000,000 and its preferred shares to 1,000,000 (“Amalgamation Sub Charter Amendment”).

5.29 Tax Matters

(a) CFC Status. The Continuing Corporation will use commercially reasonable efforts to not sell or issue any shares of the Continuing Corporation or any subsidiary to any person or entity if such sale or issuance of shares would cause the Continuing Corporation or any subsidiary to be a CFC. The Continuing Corporation makes no representation or warranty with respect to sales of its capital stock by holders thereof. The Continuing Corporation will provide prompt written notice to the recipients of Transaction Consideration that are subject to taxation in the United States (each, a “US Shareholder”) if at any time the Continuing Corporation becomes aware that it or any subsidiary may, or has, become a CFC. Upon request of a US Shareholder from time to time, subject to obtaining the consent of its shareholders to release such information, the Continuing Corporation will promptly provide in writing such information in its possession concerning its and its subsidiaries’ shareholders and, to the Continuing Corporation’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such US Shareholder to determine that the Continuing Corporation and any subsidiary is not a CFC. In addition, the Continuing Corporation will cooperate in good faith with the US Shareholders and their tax advisors to take any and all commercially reasonable actions as requested by the US Shareholders to avoid it or any subsidiary becoming and to mitigate the impact on the US Shareholders of becoming or being a CFC.

(b) PFIC Status. The Continuing Corporation will use, and cause each direct and indirect subsidiary to use, commercially reasonable efforts to conduct its affairs such that it will not cause the Continuing Corporation or any of its direct or indirect subsidiaries to be a PFIC for the current year or any subsequent year. The Continuing Corporation agrees to make available to any US Shareholder upon request, the books and records of the Continuing Corporation and its direct and indirect subsidiaries, and to provide information to such US Shareholder with respect to the Continuing Corporation’s or any subsidiary’s status or potential status as a PFIC. Upon a determination by the Continuing Corporation, any US Shareholder or any taxing authority that the Continuing Corporation or any direct or indirect subsidiary has been or is likely to become a PFIC, the Continuing Corporation will provide any US Shareholder with all information reasonably available to the Continuing Corporation or any of its subsidiaries to permit such US Shareholder to (i) accurately prepare all Tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Continuing Corporation or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election. If a determination is made by the Continuing Corporation, any US Shareholder or any taxing authority that the Continuing Corporation is a PFIC for a particular year, then for such year and for each year thereafter, the Continuing Corporation will also provide the US Shareholders with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements. The Continuing Corporation will promptly notify the US Shareholders of any assertion by the Internal Revenue Service that the Continuing Corporation or any of its subsidiaries is or is likely to become a PFIC.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Parent Stockholder Approval. The Acquisition and Reincorporation Proposal and Continuing Corporation Plan proposals shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware.

(b) Parent Common Stock. Persons who hold twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) Stock Quotation or Listing. The Continuing Corporation Common Shares and Continuing Corporation Warrants shall be approved for listing on the Nasdaq Global Market or Nasdaq Capital Market and there will be no action or proceeding pending or threatened against Continuing Corporation by the NASD to prohibit or terminate the quotation of Continuing Corporation Common Shares or Continuing Corporation Warrants on Nasdaq.

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

(e) HSR Act. All specified waiting periods under the HSR Act, if applicable, shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(f) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(h) Escrow Agreement. The Escrow Agent shall have executed and delivered to the Parent and the Company the Escrow Agreement, and such Escrow Agreement shall be in full force and effect.

6.2 Additional Conditions to Obligations of EHL and the Company. The obligations of the EHL and the Company to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by EHL:

(a) Representations and Warranties. Each representation and warranty of Parent and Amalgamation Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date) and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Amalgamation Sub by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Amalgamation Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful or intentional failure to perform or comply by Parent) does not, and will not, constitute a Material Adverse Effect with respect to Parent or Amalgamation Sub, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or overtly threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Continuing Corporation Common Shares to be issued in connection with the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by it in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent or Amalgamation Sub shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company shall have received from Graubard Miller, Parent’s counsel, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(h) Resignations. The persons listed in Schedule 6.2(h) shall have resigned from all of their positions and offices with Parent and Amalgamation Sub.

(i) Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed immediately upon the Closing in accordance with Section 5.24.

(j) Employment Agreements. The Employment Agreements between Continuing Corporation and/or the Company and, separately, each of Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook shall have been executed and delivered at Closing by Continuing Corporation and/or the Company, as applicable, and shall be enforceable against Continuing Corporation and/or the Company, as applicable.

(k) Voting Agreement. The voting agreement in the form of Exhibit D, hereto (“Voting Agreement”) shall be in full force and effect, and the designees contemplated thereby shall have been elected to Continuing Corporation’s and the Company’s Board of Directors.

(l) Registration Rights Agreement. The Registration Rights Agreement between each recipient of Transaction Consideration and Continuing Corporation in the form of Exhibit I shall have been executed and delivered by the Continuing Corporation.

(m) Transfer of Amalgamation Sub Shares. The currently outstanding capital shares of Amalgamation Sub that are owned by Mr. Rice as nominee for Parent shall be transferred by Mr. Rice to Parent for nominal consideration.

(n) Amalgamation Sub Charter Amendment. The Amalgamation Sub Charter Amendment shall have been affected as required under this Agreement.

(o) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s and Amalgamation Sub’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3 Additional Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of Parent and Amalgamation Sub to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and EHL contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date) and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and EHL shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful or intentional failure to perform or comply by the Company) does not, and will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or overtly threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the material assets and operations of the Continuing Corporation following the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company and EHL shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company or EHL in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company or EHL shall have occurred since the date of this Agreement.

(f) Opinion of Singapore Counsel. Parent shall have received from Yeo Wee Kiong Law Corporation, counsel to the Company, an opinion of counsel in substantially the form of Exhibit J annexed hereto.

(g) Opinion of Hong Kong Counsel. Parent shall have received from Mallesons Stephen Jaques, counsel to the Company, an opinion of counsel in substantially the form of Exhibit K annexed hereto.

(h) Resignations. The persons listed in Schedule 6.3(h) shall have resigned from their positions and offices with the Company.

(i) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(j) Employment Agreements. The Employment Agreements shall have been executed and delivered at Closing by each of Steve Dezso , Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook and shall be enforceable against each such Person.

(k) Voting Agreement. The Voting Agreement shall be in full force and effect and the designees contemplated thereby shall have been elected to Continuing Corporation’s and the Company’s Board of Directors.

(l) US GAAP Audited Financials. Parent shall have received the US GAAP Audited Financials.

(m) June 30, 2007 EBITDA. Neither the Pre-Closing EBITDA Calculation nor any other information known to any party shall indicate that the Company had EBITDA for the 12 months ending June 30, 2007 of less than $5,673,750.

(n) Recipient Certificates. Each Person that is to receive Transaction Consideration at the Closing shall have executed and delivered to Continuing Corporation a Recipient Certificate.

(o) Other Deliveries. At or prior to Closing, the Company and EHL shall have delivered to Parent: (i) copies of resolutions and actions taken by EHL’s and the Company’s respective board of directors and shareholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.3), Parent, the Continuing Corporation and their respective officers, directors and affiliates (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by EHL and its shareholders from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.3), EHL and the recipients of the Transaction Consideration (it being expressly agreed that the shareholders of EHL, upon the receipt of any Transaction Consideration, will be third party beneficiaries of the provisions of this Article VII) and their respective officers, directors, and affiliates (the “Recipient Indemnitees”) shall be indemnified, defended and held harmless by Continuing Corporation, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Recipient Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Parent or Amalgamation Sub contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Parent to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Parent, Amalgamation Sub or the Continuing Corporation contained in this Agreement; or

(iii) the excess of any Parent Effective Time Liabilities over such amount determined pursuant to Section 1.7(b)(xi).

(c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses

(including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or, in the case of demands, claims, suits, actions, notices of violation or noncompliance, causes of action and proceedings made by third parties, whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d) For purposes of clarity, Section 5.27 will not be subject to the indemnification obligations of this Article VII.

(e) The term “Indemnitees” shall mean the Recipient Indemnitees in contexts in which Continuing Corporation is required to provide indemnification hereunder and shall mean Parent Indemnitees in contexts in which EHL is required to provide indemnification hereunder. The term “Indemnifying Party” shall mean the Party providing indemnification hereunder.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under Section 7.1 of this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Indemnitee by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.

(i) With respect to Parent Indemnitees, Continuing Corporation, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim (a “Notice of Claim”), which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the estimated Loss to the extent that Losses with respect to such Third Party Claim are not known by the Parent Indemnitee or determinable at such time (including any costs or expenses which have been or are estimated to be incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of the Third Party Claim at its expense.

(ii) With respect to Recipient Indemnitees, Recipient Indemnitees, acting through the Representative, will give the Committee and the Board of Directors of Continuing Corporation prompt written Notice of Claim which shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the estimated Loss to the extent that Losses with respect to such Third

Party Claim are not known by the Representative or determinable at such time (including any costs or expenses which have been or are estimated to be incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of the Third Party Claim at its expense.

(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to the Indemnitee, to assume the entire control of, subject to the right of Indemnitee to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Indemnitee to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnitee reasonably informed of the status of such defense; provided, however, that Indemnitee shall have the right to approve any settlement, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) Indemnitee shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Indemnitee shall make available to the Indemnifying Party all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnitee; or (ii) the Third Party Claim seeks an injunction or equitable relief against Indemnified Party.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Indemnified Party against the Indemnifying Party and shall not affect the Indemnifying Party’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had Indemnitee given the Indemnifying Party prompt notice hereunder. Indemnitee shall not settle any action related to a Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably delayed, withheld or conditioned. Indemnitee shall make available to the Indemnifying Party all relevant records and other relevant materials required or reasonably requested by them and in the possession or under the control of Indemnitee, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Indemnifying Party, within a commercially reasonable time after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Indemnitee will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Indemnitee’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of Indemnitee, which consent will not be unreasonably delayed, withheld or conditioned, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnitee of a full and unconditional release from all liability and obligation in respect of such action without any payment by Indemnitee.

(g) Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

(h) Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Indemnitee shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses. The existence of a claim by Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Party. If Indemnitee has received the payment required by this Agreement from the Indemnifying Party in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt thereof by the Indemnitee, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(i) Tax Benefits. Any amount payable pursuant to this Article VII shall be decreased to the extent of any Tax benefit actually realized by the Indemnitees arising out of an indemnifiable Loss. The Indemnifying Party and the Indemnitees shall cooperate in good faith in providing each other the information necessary to determine the Tax benefits, as the case may be, in each case. For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is reduced below the amount of Taxes that such Indemnitee would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss or Tax, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary.

7.3 Limitations on Indemnification.

(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by a Party to another in connection with this Agreement (including any closing certificates pursuant to Section 6.3) shall survive the Closing until the expiration of the Escrow Period, except for the obligation of the Continuing Corporation to issue the Transaction Consideration and any covenants and agreements which by their terms must be performed after the expiration of the Escrow Period.

(b) Continuation of Claim. Any claim made by a party hereunder shall be preserved despite the subsequent expiration of the Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Escrow Period.

(c) Deductible. No amount shall be payable to the Parent Indemnitees or the Recipient Indemnitees under Article VII unless and until the aggregate amount of all indemnifiable Losses of the Parent Indemnitees or the Recipient Indemnitees, as the case may be, otherwise payable exceeds $250,000 (the “Deductible”), in which event the amounts payable shall be only those amounts then in excess of the Deductible and all future amounts that become payable under Section 7.1 from time to time thereafter, provided that the obligation of the Continuing Corporation to issue the Transaction Consideration and obligations pursuant to covenants and agreements which by their terms must be performed after the Effective Date shall not be subject to such limitation.

(d) Aggregate Amount Limitation. The aggregate liability of the Indemnifying Parties for Losses pursuant to Section 7.1 to the Parent Indemnitees shall not in any event exceed the aggregate number of Escrow Shares, which shall be the sole and exclusive source for the payment of any such liabilities, and the aggregate liability of the Indemnifying Parties for Losses pursuant to Section 7.1 to the Recipient Indemnitees shall not in any event exceed the number of Continuing Corporation Common Shares equal to the initial aggregate number of Escrow Shares, provided that the obligation of the Continuing Corporation to issue Transaction Consideration and obligations pursuant to covenants and agreements which by their terms must be performed after the Effective Date shall not be subject to such limitation.

7.4 Exclusive Remedy. Each potential Indemnitee hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement and the transactions contemplated hereby shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s, Continuing Corporation, the Company’s, the Representative’s or EHL’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation, does not constitute fraud; provided that the aggregate liability of any Indemnifying Party for Losses arising from actual fraud or intentional or willful misrepresentation shall not in any event exceed the aggregate Transaction Consideration.

7.5 Adjustment to Transaction Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the Transaction Consideration, except as otherwise required by Law.

7.6 Representative and Committee Capacities. The Parties acknowledge that the Representative and any member of the Committee’s obligations under this Article VII are to act solely as a representative or agent in the manner set forth herein and in the Escrow Agreement with respect to the obligations under this Article VII and that no such Person acting in such capacity shall have any personal responsibility for any expenses incurred by him in such capacity or any payments to Indemnitee as a result of such indemnification obligations other than in its capacity as an Indemnifying Party as otherwise provided hereby. Out-of-pocket expenses of any such Person representing the interest of the Indemnitee for attorneys’ fees and other costs shall be borne by Indemnitee, which may, in turn, make a claim for reimbursement thereof against the Indemnifying Party upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Indemnitee pursuant to this Article VII shall be taken on its behalf by the Representative or Committee (as applicable) in accordance with the provisions of the Escrow Agreement. The agency of the Representative may be changed by the holders of a majority in interest of the outstanding shares of EHL or, following the liquidation of EHL, a majority in interest of the Continuing Corporation Common Shares held buy the members of EHL as of the time of such final liquidation (collectively, the “Majority EHL Holders”), in each case from time to time upon not less than ten (10) days’ prior written notice to Representative and the Continuing Corporation. No bond shall be required of the Representative, and the Representative shall receive reasonable reimbursement for fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, such fees and expenses shall be deducted from the Escrow Fund (as defined in the Escrow Agreement). If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent for the purposes of this Agreement or the Escrow Agreement, then the Majority EHL Holders shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Escrow Agreement and the Continuing Corporation of the identity of such successor. Any such successor shall become the “Representative” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Majority EHL Holders.

7.7 Payment of Indemnification Obligation of Continuing Corporation to Recipient Indemnitees. Any payment for the indemnification obligations of Continuing Corporation to the Recipient Indemnitees under this Article VII shall be made through the issuance of the number of Continuing Corporation Common Shares equal to the difference obtained by subtracting (i) the number of Transaction Shares plus the number of shares issuable upon the exercise of the Assumed Options from (ii) that number of Transaction Shares plus the number of shares issuable upon the exercise of the Assumed Options that would have been issued or issuable at the Closing pursuant to Section 1.7 had the Ascend Trust Value been reduced by the amount of the Losses subject to such indemnification, in each case after giving effect to the Transaction Share True-up.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and EHL at any time;

(b) by EHL if the Acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that if by such date all of the conditions set forth in Sections 6.1 and 6.3 of this Agreement have been satisfied or properly waived in accordance with the terms of this Agreement, with the exception of the conditions set forth in Section 6.1(a), (c) and (d), and if, but for its lack of receiving (1) final SEC clearance of the registration statement and/or proxy statement and/or the meeting of Parent’s stockholders has not yet taken place and/or (2) approval from Nasdaq of its Nasdaq listing application, the Parent has taken all commercially reasonable actions (excluding those actions solely in the control of the Company) to satisfy the conditions set forth in Section 6.1(a), (c) and (d), including filing the registration statement and proxy statement with the SEC as contemplated by this Agreement and responding to all SEC comments in a reasonably timely manner and filing the Nasdaq listing application, such date shall be extended to February 13, 2008; and provided further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to EHL if any of its or its Affiliates actions or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or EHL if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(d) by EHL, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then EHL may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from EHL to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that EHL may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement and such breach has not been cured or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or EHL set forth in this Agreement, or if any representation or warranty of the Company or EHL shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and such breach has not been cured or if such breach by the Company or EHL is cured during such thirty (30)-day period);

(f) by EHL or Parent, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation; or

(g) by Parent if the Company had EBITDA for the 12 months ended June 30, 2007 of less than $5,673,500.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Acquisition to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated; provided, however, that if the Acquisition is consummated, the expenses of the Company and EHL shall be borne, at the discretion of the Company’s management, by either EHL or the Company.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.12
“Acquisition”	Recital A
“Acquisition and Reincorporation Approval”	Section 5.1(b)
“Acquisition Form 8-K”	Section 5.4(a)
“Acquisition Press Release”	Section 5.4(a)
“Actual Issuance”	Section 1.7(b)(xi)
“Affiliate”	Section 10.2(f)
“Agreement”	Heading
“Amalgamation”	Section 1.1
“Amalgamation Sub Charter Amendment”	Section 5.28
“Amalgamation Sub Charter Documents”	Section 3.2(b)
“Amalgamation Sub Common Shares”	Section 1.6
“Applicable Corporate Laws”	Recital A
“Approvals”	Section 2.1(a)
“Ascend Charter Documents”	Section 3.2(b)
“Ascend Outstanding Shares”	Section 1.7(b)(ii)
“Ascend Trust Value”	Section 1.7(b)(i)
“Ascend Trust Value Calculation”	Section 1.7(b)(vii)
“Assumed Options”	Section 1.7(f)(i)
“Assumed Option Shares”	Section 1.7(b)(vi)
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section 2.5(a)
“Bonus Plan”	Section 5.27
“CFC”	2.15(b)(ix)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)

“Code”	Section 1.7(f)(i)
“Company”	Heading
“Company Certificates”	Section 1.10
“Company Charter Documents”	Section 2.1(a)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 2.3(a)
“Company Contract Consents”	Section 5.22
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18
“Company Preferred Stock”	Section 2.3(a)
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Securities”	Section 2.3(a)
“Continuing Corporation”	Section 1.1
“Continuing Corporation Common Shares”	Section 1.3(b) and 1.7(a)
“Continuing Corporation Plan”	Section 5.1(b)
“Continuing Corporation Warrants”	Section 1.3(b)
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.3(c)
“EBITDA Factor”	Section 1.7(b)(iv)
“EBITDA Factor Ratio”	Section 1.7(b)(v)
“EBITDA Shares”	Section 1.7(a)
“Effective Time”	Section 1.2
“EHL”	Header
“EHL Profit Plan”	Section 1.7(b)(iii)
“EHL Options”	Section 1.7(f)(i)
“EHL Outstanding Shares”	Section 1.7(f)(ii)
“Employment Agreements”	Section 5.6
“Environmental Law”	Section 2.16(b)
“EPR”	Header
“ePak Charter Documents”	Section 2.2(b)
“Escrow Agreement”	Section 1.13(a)
“Escrow Period”	Section 1.13(a)
“Escrow Shares”	Section 1.13(a)
“Exchange Act”	Section 2.5(a)
“Governmental Action/Filing”	Section 2.21(b)
“Governmental Entity”	Section 2.5(a)
“Hazardous Substance”	Section 2.16(c)
“Hong Kong”	Header
“HSR Act”	Section 5.21
“Indemnifying Party”	Section 7.1(e)
“Indemnitees”	Section 7.1(e)
“Insider”	Section 2.19(a)(i)

“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“knowledge”	Section 10.2(d)
“Last Reported Sales Price”	Section 1.14(a)(ii)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(c)
“Majority EHL Holders”	Section 7.6
“Market Price Shares”	Section 1.7(a)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“NASD”	Section 3.23
“Notice of Claim”	Section 7.2(a)(i)
“Option Exchange Ratio”	Section 1.7(f)(iii)
“OTC BB”	Section 3.23
“Overage”	Section 1.7(b)(xi)
“Parent”	Heading
“Parent Charter Documents”	Section 3.1(a)
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.3(b)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Effective Time Liabilities”	Section 5.24
“Parent Effective Time Liabilities Calculation”	Section 1.7(b)(xi)
“Parent Indemnitees”	Section 7.1(a)
“Parent Liabilities Objection Notice”	Section 1.7(b)(xi)
“Parent Preferred Stock”	Section 3.3(a)
“Parent Schedule”	Article III Preamble
“Parent Schedule Documents”	Section 3.1(a)
“Parent SEC Reports”	Section 3.7(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Warrants”	Section 1.3(b)
“Patents”	Section 2.18
“Payment Schedule”	Section 1.14(e)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“PFIC”	Section 2.15(b)(ix)
“Plan/Plans”	Section 2.11(a)
“Public Company Securities Exchange”	Section 5.1(a)
“Purchase Price”	Section 1.14(d)
“Recipient Certificate”	Section 1.16
“Recipient Indemnitees”	Section 7.1(b)
“Redemption Shares”	Section 1.7(a)
“Registered Intellectual Property”	Section 2.18
“Registration Statement”	Section 5.1(b)

“Returns”	Section 2.15(b)(i)
“SEC”	Section 3.7(a)
“Securities Act”	Section 1.15
“Share Price Measurement Price”	Section 1.14(a)(i)
“Share Price Trigger Period”	Section 1.14(a)(i)
“Share Transfer”	Section 1.1
“Shortage”	Section 1.7(b)(xi)
“Singapore GAAP”	Section 2.7(a)
“Special Meeting”	Section 5.1(b)
“Stamp Taxes”	Section 1.8(c)
“Subject Persons”	Section 5.11
“Subsidiaries”	Section 2.2(a)
“Subsidiary Charter Documents”	Section 2.2(b)
“Tax/Taxes”	Section 2.15(a)
“Tax Opinion”	Section 5.1(g)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trading Day”	Section 1.14(b)(iii)
“Transaction Certificates”	Section 1.2
“Transaction Consideration”	Section 1.7(a)
“Transaction Shares”	Section 1.7(a)
“Transaction Share True-up”	Section 1.7(b)(xi)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)
“U.S. GAAP Audited Financials”	Section 2.7(a)
“U.S. GAAP Converted Financials”	Section 2.7(a)
“U.S. Shareholder”	Section 5.29(a)
“Voting Agreement”	Section 6.2(k)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Ascend Acquisition Corp.

435 Devon Park Drive, Building 400

Wayne, Pennsylvania 19087

Attention: Don K. Rice

610-519-1336—telephone

610-519-9993—facsimile

with a copy to:

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq.

       Brian L. Ross, Esq.

212-818-8661 telephone

212-818-8881 telecopy

if to the Company or EHL to:

e.Pak Resources (S) Pte. Ltd.

121Genting Lane

Singapore 349572

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

8911 Capital of Texas Highway, North

Westech 360

Suite 3350

Austin, Texas 78759-8497

Attention: Brian K. Beard, Esq.

       Evan Kastner, Esq.

512-338-5400 telephone

512-338-5499 telecopy

10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby and the consummation of the transactions contemplated hereby or compliance by such entity with the prohibitions of, or any actions by such entity taken pursuant to, this Agreement or in connection with the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, licensee, licensor, partner or similar relationships or any loss of employees), (ii) changes in general national or regional economic conditions, financing or capital markets in general or changes in currency exchange rates or the semiconductor industry generally, (iii) any SEC rulemaking requiring enhanced or revised disclosure of transaction with a public shell, (iv) any change in legal requirements or US GAAP after the date hereof applicable to such entity, any action required to be taken under any law or order or any existing agreement by which such entity or any of its subsidiaries (or any of their respective properties) is bound, (v) the outbreak of war, hostilities, or terrorist activities, either in the United States or abroad or (vi) the payment of any amounts due to, or the provision of any other benefits to, any persons or entities based on agreements disclosed in Schedule 2 or Schedule 3, as applicable;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness, after reasonable inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with,

such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that any letter of intent between Parent and EHL dated prior to the date hereof and any amendment thereto dated prior to the date hereof is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Austin, Texas. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Austin, Texas. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Texas, Travis County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASCEND ACQUISITION CORP

By:	/s/ Don K. Rice
Don K. Rice
Chairman of the Board and Chief Executive Officer

ASCEND COMPANY LIMITED

By:	/s/ Don K. Rice
Don K. Rice
Chairman of the Board and Chief Executive Officer

ePAK HOLDINGS LIMITED

By:	/s/ Steve Dezso
Steve Dezso
Chief Executive Officer

e.PAK RESOURCES (S) PTE. LTD.

By:	/s/ Steve Dezso
Steve Dezso
Chief Executive Officer

AGREEMENT AND PLAN OF REORGANIZATION

INDEX OF SCHEDULES

Exhibits

Exhibit A	—	Escrow Agreement
Exhibit B	—	Recipient Certificate
Exhibit C	—	2007 Incentive Compensation Plan
Exhibit D	—	Voting Agreement
Exhibit E	—	Lock-up Agreement
Exhibit F	—	Employment Agreement between Continuing Corporation and each of Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Don Rice
Exhibit G	—	Employment Agreement between Continuing Corporation and Richard Brook
Exhibit H	—	Graubard Miller Opinion
Exhibit I	—	Registration Rights Agreement
Exhibit J	—	Singapore Counsel Opinion
Exhibit K	—	Hong Kong Counsel Opinion

Schedules

Schedule 2	—	Company Schedule
Schedule 3	—	Parent Schedule
Schedule 5.2	—	Directors and Officers of Parent and the Company
Schedule 6.2(h)	—	Parent Resignations
Schedule 6.3(h)	—	Company Resignations

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SCHEDULE A

Required Filings and Jurisdictions

Bermuda

Will need to amend Amalgamation Sub’s articles and memorandum of association to increase authorized capital and effect name change as contemplated in this Agreement and to file necessary certificate to effect the Amalgamation.

Singapore

Stamp duty will be payable on the transfer of the shares within 14 days of the execution of the share transfer form. This would be at a rate of S$0.20 for every S$100 of the purchase consideration or NTA of the shares (whichever is higher). Once the transfers have been stamped, they can then be registered in the books of the Company and a notification made to the Accounting and Corporate Regulatory Authority in Singapore (i.e. the Companies registry).

Hong Kong

EHL to file a Form NC2 with the Companies Registry of Hong Kong for change of company name of EHL pursuant to Sections 5.7 and 5.25 at or prior to closing. The Companies Registry will issue a new certificate showing the new name within approximately 7 business days after the Form NC2 has been submitted. The change of name will be effective from the date on which such new certificate is issued.

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SCHEDULE 2

COMPANY SCHEDULE

(Information Furnished Separately)

4

SCHEDULE 3

PARENT SCHEDULE

(Information Furnished Separately)

5

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

PARENT OFFICERS AND DIRECTORS

Directors
Don Rice
Steven Dezso
Warren “Budd” Florkiewicz
Hock Voon Loo
Steve San Filippo

Officers
Steve Dezso	—	President and Chief Executive Officer
Khoo Mao Shi	—	Chief Operating Officer
Jason Lee	—	Executive Vice President Finance
Richard Brook	—	Executive Vice President Business Development
James R. Thomas	—	Chief Technology Officer
Jeffrey L. Blaine	—	Executive Vice President North Asia Sales
Chok Chun Weng	—	Executive Vice President South Asia Sales

COMPANY OFFICERS AND DIRECTORS

Directors
Don Rice
Steven Dezso
Warren “Budd” Florkiewicz
Hock Voon Loo
Steve San Filippo

Officers
Steve Dezso	—	President and Chief Executive Officer
Khoo Mao Shi	—	Chief Operating Officer
Jason Lee	—	Executive Vice President Finance
Richard Brook	—	Executive Vice President Business Development
James R. Thomas	—	Chief Technology Officer
Jeffrey L. Blaine	—	Executive Vice President North Asia Sales
Chok Chun Weng	—	Executive Vice President South Asia Sales

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SCHEDULE 6.2(h)

PARENT RESIGNATIONS

Russell C. Ball III – all positions with Parent

Stephen Brown – all positions with Parent

Don K. Rice – Chief Executive Officer

Arthur Spector – Advisor

All of the above resignations will be effective as of the Closing Date.

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SCHEDULE 6.3(l)

COMPANY RESIGNATIONS

Bruno Paul Yves Ghislain Seghin	director

Chok Chun Weng	director

All of the above resignations will be effective as of the Closing Date.

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